As Filed with the Securities and Exchange Commission on February 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

500.com Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12F, West Side, Block B, Building No. 7

Shenzhen Bay Eco-Technology Park

Nanshan District

Shenzhen, 518115

People’s Republic of China

(86 755) 8633 0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.
10 E. 40th Street, 10th Floor
New York, New York 10016

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris K.H. Lin, Esq.

Simpson Thacher & Bartlett

35th Floor, ICBC Tower

3 Garden Road, Central

Hong Kong

(852) 2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Class A Ordinary Shares, US$0.00005 par value per share(1)	36,394,560	$1.411	$51,352,724.16	$6,223.95

(1)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents ten Class A ordinary shares, US$0.00005 par value per share, of the Registrant. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (333-192259).
(2)	Covers additional shares issuable under the 2011 Share Incentive Plan of 500.com Limited. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(3)	The proposed maximum offering price per share is calculated as the average of the high price of $14.52, and the low price of $13.69, for the Registrant’s ADSs as listed on the New York Stock Exchange on January 28, 2019, or $14.11, divided by ten, the then ordinary share-to-ADS ratio, which is equal to $1.411.
(4)	Pursuant to Rule 457(c) and (h), the proposed maximum aggregate offering price is calculated as the 36,394,560 shares reserved for issuance under the 2011 Share Incentive Plan multiplied by the average of the high and low prices for the Registrant’s ADSs as listed on the New York Stock Exchange on January 28, 2019 or $14.11, divided by ten, the then ordinary share-to-ADS ratio, which is equal to an aggregate offering price of approximately $51,352,724.16.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 36,394,560 Class A ordinary shares, US$0.00005 par value per share, reserved for issuance under the 2011 Share Incentive Plan (the “Plan”) of 500.com Limited (the “Registrant”). These 36,394,560 additional shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-193462) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2014. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, People’s Republic of China on February 4, 2019.

500.com Limited

By:	/s/ Zhengming Pan

Name:	Zhengming Pan
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Zhengming Pan as his true and lawful attorney-in-fact and agent, with the full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on February 4, 2019.

Signature	Capacity

/s/ Zhengming Pan	Chief Executive Officer and Director (principal executive officer)
Zhengming Pan

/s/ Huixuan Wang	Chairman and Director
Huixuan Wang

/s/ Qiang Yuan	Chief Financial Officer (principal financial officer)
Qiang Yuan

/s/ Bo Yu	Director
Bo Yu

/s/ Qian Sun	Director
Qian Sun

/s/ Honghui Deng	Director
Honghui Deng

/s/ Yu Wei	Director
Yu Wei

/s/ Angel Yan Ki Wong	Director
Angel Yan Ki Wong

Signature of authorized representative in the United States

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of 500.com Limited, has signed this Registration Statement in New York, on February 4, 2019.

Cogency Global Inc.

By:	/s/ Shek Yuen Ting

Name:	Shek Yuen Ting
Title:	Assistant Secretary

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Second Amended and Restated Memorandum and Articles of Association of 500.com Limited (incorporated by reference to Exhibit 3.2 of the registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the Commission on October 22, 2013)

4.2	2011 Share Incentive Plan (incorporated by reference to Exhibit 10.1 of the registration statement on Form F-1 (File No. 333-191844), as amended, initially filed with the Commission on October 22, 2013)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP

23.1*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young Hua Ming LLP

23.3*	Consent of Friedman LLP

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

*Filed herewith